UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 4, 2019

FUSION CONNECT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32421	58-2342021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 1718 New York, NY	10170
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
  (212) 201-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                        Entry into a Material Definitive Agreement

On February 4, 2019, Fusion Connect, Inc.’s (the “Company”) indirect wholly-owned subsidiary, Fusion Cloud Services, LLC, a Georgia limited liability company (“Fusion Cloud Services”), entered into an Asset Purchase Agreement, dated as of February 1, 2019 (the “Purchase Agreement”), with Lingo Management, LLC, a Georgia limited liability company (“Lingo”), pursuant to which Lingo agreed to acquire approximately 3,500 customers (the “Acquired Customers”) and associated assets from Fusion Cloud Services for an aggregate purchase price of $10,000,000 (the “Purchase Price”). $9,250,000 of the Purchase Price was paid to Fusion Cloud Services upon execution of the Purchase Agreement and the remainder of the Purchase Price will be paid at the closing of the transaction (the “Closing”). Trailing twelve month revenue of the Acquired Customers is estimated to be approximately $7.0 million. The Closing is contingent upon receipt of certain state and federal regulatory approvals. In connection with the execution of the Purchase Agreement, Lingo has agreed to provide Fusion Cloud Services with management services with respect to the Acquired Customers.

Lingo was spun off from Birch Communications Holdings, Inc. (“Birch”) immediately prior to the Company’s acquisition of Birch in May 2018. Holcombe T. Green, Jr., the Vice Chairman of the board of directors and largest stockholder of the Company, indirectly owns a controlling interest in Lingo.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text thereof, which is filed hereto as Exhibit 10.1, and which is incorporated by reference herein in its entirety.

Item 9.01                        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Asset Purchase Agreement, dated as of February 1, 2019, by and between Fusion Cloud Services, LLC and Lingo Management, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

FUSION CONNECT, INC.

February 8, 2019	By: /s/ James P. Prenetta, Jr.
James P. Prenetta, Jr.
Executive Vice President and General Counsel